EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. ANNOUNCES 10 PERCENT
INCREASE IN QUARTERLY CASH DIVIDEND

THIRD INCREASE RAISES CASH DIVIDEND TO $0.24 ANNUALIZED RATE

DURANGO, Colorado (May 26, 2004) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq/NMS: “RMCF”), which franchises gourmet chocolate and confection stores and manufactures premium chocolates and other confectionery products, today announced that its Board of Directors has declared a first quarter cash dividend of 6.0 cents per common share outstanding (adjusted for all stock dividends and splits).

“I am pleased to announce the third increase in our quarterly cash dividend since the implementation of our cash dividend policy less than one year ago,” stated Bryan J. Merryman, Chief Operating Officer of Rocky Mountain Chocolate Factory, Inc. “We reported record earnings for the fiscal year ended February 29, 2004, and it appears that the first quarter of Fiscal 2005 will reflect a continuation of the strong trends that were apparent in the final quarter of Fiscal 2004. In light of these results, our Board of Directors voted to once again increase the Company’s cash dividend, and future dividend increases will be considered when justified by operating results after evaluating our future cash needs.”

The cash dividend will be payable June 16, 2004 to shareholders of record at the close of business June 3, 2004.

The Company implemented a quarterly cash dividend policy last year. An initial cash dividend in the amount of 4.55 cents per common share outstanding was paid on September 16, 2003. The quarterly cash dividend was increased by 8.3 percent (to 4.92 cents) in the third quarter of FY2004 and by another 10.8 percent (to 5.45 cents) in the fourth quarter of FY2004. The increase to 6.0 cents in the first quarter of FY2005 represents a further increase of 10.0 percent.

In addition to the cash dividends, the Company implemented a 3-for-2 stock split on February 2, 2004 and will distribute a 10 percent stock dividend on May 27, 2004. Because some financial database companies have inaccurately adjusted the Company’s earnings per share to reflect the 10 percent stock dividend, the table below lists basic and diluted earnings per share for the past five years, adjusted for all stock dividends and splits.

Fiscal Year Ending February	Basic E.P.S.	Diluted E.P.S.
FY2004	$0.55	$0.52
FY2003	$0.21	$0.19
FY2002	$0.49	$0.46
FY2001	$0.35	$0.35
FY2000	$0.19	$0.18

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company’s common stock is listed on The Nasdaq National Market under the symbol “RMCF”.

This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554